Exhibit 8.1

ESCROW AGREEMENT

WHEREAS, AWA Group LP, a Delaware limited partnership (“AWA”), is in the process of offering for sale certain Class A Common Units of AWA, together with warrants to purchase additional Class A Common Units, at offering price of $14.00 per Class A Common Unit, pursuant to the terms and conditions of the Phase 1 Offering set forth in an Offering Statement of AWA filed with the U.S. Securities and Exchange Commission (File No. 024-10460) (the “Offering”);

WHEREAS, investors of the Offering (the “Investors”) will cause the funds to be deposited in escrow with SunTrust Bank (“Depository”), and The Nottingham Company, a North Carolina corporation ("Escrow Agent"), on terms and conditions more particularly described herein;

NOW, THEREFORE, in consideration of the premises, the undersigned hereby agree as follows:

ARTICLE I

TERMS AND CONDITIONS

1.1         Establishment of Fund.  The Investors deposit with the Depository in the name of Escrow Agent all gross proceeds of the offering up to the sum of $20,000,000 (such sum, or the aggregate amount of deposits of such Investors from time to time being referred to herein as the "Fund"). The wire transfer instructions for making such deposits are as follows:

[     ]

1.2         Treatment of Fund.  The monies constituting the Fund shall be deposited in a non-interest-bearing account pursuant to the terms of this Escrow Agreement. The monies will be deposited in one separate FDIC insured bank account.

1.3         Escrow Release and Payment Instruction.  The Fund shall be held and disbursed in accordance with the terms of this Escrow Agreement as set out below. If prior to the termination date of this Escrow Agreement, AWA delivers written notice to Escrow Agent in the form of Exhibit A, Escrow Agent shall, within two business days after receipt, release the Fund to AWA by wire transfer, pursuant to the instructions of AWA.

1.4         Termination.  This Escrow Agreement shall terminate upon the first to occur of any of the following events:

A.         The disbursement of the Fund in accordance with the provisions of Section 1.3 hereof.

B.         One year after the date that the Offering commences, in which case the Fund shall be disbursed by Escrow Agent to each Investor in the original amount of each Investor’s deposit to the Fund, with no interest thereon.

ARTICLE II

PROVISIONS AS TO ESCROW AGENT

2.1.         Limitation of Escrow Agent's Capacity.

A.         This Escrow Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent. This Escrow Agreement constitutes the entire agreement between the Escrow Agent and the other parties hereto in connection with the subject matter of this escrow, and no other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be referred to herein or deposited with Escrow Agent or the Escrow Agent may have knowledge thereof, and Escrow Agent's rights and responsibilities shall be governed solely by this Escrow Agreement.

B.         Escrow Agent acts hereunder as the authority for Fund movements into and out of the depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction or request furnished to it hereunder believed by it to be genuine and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be its duty to notify, any party hereto or any other party interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited herewith.

2.2         Authority to Act.

A.         Escrow Agent is hereby authorized and directed by AWA to perform under this Escrow Agreement only in accordance with the provisions of Article I of this Escrow Agreement.

B.         Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which Escrow Agent in good faith believes to be genuine and what it purports to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement.

C.         Escrow Agent may consult with legal counsel at the cost and expense of AWA in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the advice of such counsel.

D.         In the event of any disagreement between any of the parties to this Escrow Agreement, or between any of them and any other person, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested persons, and Escrow Agent shall have been notified thereof in writing signed by all such persons. Notwithstanding the foregoing, Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of any agency of the United States or any political subdivision thereof, or of any agency of the State of North Carolina or of any political subdivision thereof, and Escrow Agent is hereby authorized in its sole discretion, to comply with and obey any such orders, judgments, decrees or levies. The right of Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

E.         In the event that any controversy should arise among the Investors and AWA with respect to the Escrow Agreement, or should the Escrow Agent resign and the parties fail to select another Escrow Agent to act in its stead, the Escrow Agent shall have the right to institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties.

2.3         Compensation. Escrow Agent shall be entitled to reasonable compensation as well as reimbursement for its reasonable costs and expenses incurred in connection with the performance by it of service under this Escrow Agreement and AWA Group LP shall pay Escrow Agent reasonable compensation and reimburse Escrow Agent for reasonable costs and expenses. The parties hereto agree that escrow fees of $5,000.00 shall be payable to Escrow Agent on account of the services hereunder, and all wire transactions to occur. Such fees shall be (i) deducted from the Fund at the time the Fund is to be wired to AWA pursuant to Section 1.3, or (ii) paid by AWA prior to the Escrow Agent’s wire of the Fund back to Investors, pursuant to Section 1.4(B).

2.4         Indemnification. AWA agrees to indemnify and hold Escrow Agent, its affiliates and their officers, employees, successors, assigns, attorneys and agents (each an "Indemnified Party") harmless from all losses, costs, claims, demands, expenses, damages, penalties and attorney's fees suffered or incurred by any Indemnified Party or Escrow Agent as a result of anything which it may do or refrain from doing in connection with this Escrow Agreement or any litigation or cause of action arising from or in conjunction with this Escrow Agreement or involving the subject matter hereof or Escrow Funds or monies deposited hereunder or for any interest upon any such monies, including, without limitation, arising out of the negligence of Escrow Agent; provided that the foregoing indemnification shall not extend to the gross negligence or willful misconduct of Escrow Agent. This indemnity shall include, but not be limited to, all costs incurred in conjunction with any interpleader which the Escrow Agent may enter into regarding this Escrow Agreement.

2.5         Miscellaneous.

A.         Escrow Agent shall make no disbursement, investment or other use of funds until and unless it has collected funds. Escrow Agent shall not be liable for collection items until the proceeds of the same in actual cash have been received or the Federal Reserve has given Escrow Agent credit for the funds.

B.         Escrow Agent may resign at any time by giving written notice to AWA, whereupon AWA use its commercially reasonable efforts to appoint a successor Escrow Agent. Until a successor Escrow Agent has been named and accepts its appointment or until another disposition of the subject matter of this Escrow Agreement has been agreed upon by all parties hereto, Escrow Agent shall be discharged of all of its duties hereunder.

C.         All representations, covenants, and indemnifications contained in this Article II shall survive the termination of this Escrow Agreement.

ARTICLE III

GENERAL PROVISIONS

3.1         Discharge of Escrow Agent.  Upon the delivery of all of the subject matter or monies pursuant to the terms of this Escrow Agreement, the duties of Escrow Agent shall terminate and Escrow Agent shall be discharged from any further obligation hereunder.

3.2         Escrow Instructions.  Attached hereto as Schedule 1 (the "Security Schedule") is a list of authorized signatories (with signature identification) and authorized call-back persons for AWA. In the event funds transfer instructions or other disbursement instructions or directions in the form of Exhibit A to this Agreement are given in writing, whether by telecopier or otherwise, the Escrow Agent shall seek confirmation of such instructions or directions by telephone call-back to the person or persons designated on the Security Schedule, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The authorized signatures and the persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent, and in the case of an addition of an authorized signatory, accompanied by an incumbency certificate with signature identification certified by an existing authorized signatory. If the Escrow Agent is unable to contact any of the authorized representatives identified in the Security Schedule for call-back confirmation, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the party’s officers. Such officer shall deliver to the Escrow Agent a fully executed incumbency certificate certified by an existing authorized signatory, and the Escrow Agent may rely upon the confirmation of anyone purporting to be such officer.

3.3         Notice.  Any payment, notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when personally delivered to the party hereunder specified or when placed in the United States mail, registered or certified, with return receipt requested, postage prepaid and addressed as follows:

If to Escrow Agent:

The Nottingham Company

116 South Franklin Street

Rocky Mount, NC 27804

Attn: Legal Department

If to AWA:
AWA Group LP

116 South Franklin Street

Rocky Mount, NC 27804

Any party may unilaterally designate a different address by giving notice of each such change in the manner specified above to each other party. Notwithstanding the foregoing, no notice to the Escrow Agent shall be deemed given to or received by the Escrow Agent unless actually delivered to an officer of the Escrow Agent having responsibility under this Escrow Agreement.

3.4         Governing Law.  This Escrow Agreement is being made in and is intended to be construed according to the laws of the State of North Carolina. It shall inure to and be binding upon the parties hereto and their respective successors, heirs and assigns.

3.5         Construction.  Words used in the singular number may include the plural and the plural may include the singular. The section headings appearing in this instrument have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and conditions of this Escrow Agreement.

3.6         Amendment.  The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by AWA and Escrow Agent.

3.7         Force Majeure. Escrow Agent shall not be liable to AWA for any loss or damage arising out of any acts of God, strikes, equipment or transmission failure, war, terrorism, or any other act or circumstance beyond the reasonable control of Escrow Agent.

3.8         Written Agreement. This Escrow Agreement represents the final agreement between the parties, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

3.9         Third Party Beneficiaries. Each Investor shall be an intended third party beneficiary of this Agreement.

EXECUTED as of the dates set forth below:

AWA GROUP LP

By: AWA Management, LLC
Its: General Partner

Date:________________	By:
Edward Baker, Chief Executive Officer

The Nottingham Company, Escrow Agent, hereby accepts its appointment as Escrow Agent as described in the foregoing Escrow Agreement, subject to the terms and conditions set forth therein.

The Nottingham Company

Date:	By:
Name:
Title:

EXHIBIT A

DISBURSEMENT REQUEST

Pursuant to Section 1.3 of that certain Escrow Agreement dated effective ___________________ (the “Escrow Agreement”) between AWA Group LP (“AWA”) and The Nottingham Company (the “Escrow Agent”), AWA hereby confirms that an aggregate of at least $20,000,000 has been raised and deposited into the Fund in connection with the Offering, and requests disbursement of the entire Fund, less the fees payable to the Escrow Agent pursuant to the terms of the Escrow Agreement, from [     ], to the following account:

[AWA Group Wiring Instructions to be inserted]

Capitalized terms have the meanings set forth in the Escrow Agreement.

EXECUTED as of the date set forth below:

AWA GROUP LP

By: AWA Management, LLC
Its: General Partner

Date:________________	By:
Edward Baker, Chief Executive Officer

Schedule 1

SECURITY SCHEDULE

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions and

Execute Instructions, and Other Documents in Connection with this

Escrow Agreement (Acquisitions)

If to AWA:

Name	Telephone Number	Signature Identification

L. Edward Baker	________________	________________